Exhibit 99.1

Media Contacts:	Seema Kumar	Daniel de Schryver
	1 908 405 1144	49 173 76 89 149
	skumar10@its.jnj.com	ddschryv@its.jnj.com

Investor Contacts:	Stan Panasewicz	Louise Mehrotra
	(732) 524-2524	(732) 524-6491

FOR IMMEDIATE RELEASE
JOHNSON & JOHNSON ANNOUNCES AGREEMENT TO ACQUIRE
ALIOS BIOPHARMA
Acquisition Strengthens Existing Pipeline in Viral Diseases

NEW BRUNSWICK, NJ, SEPTEMBER 30, 2014 - Johnson & Johnson (NYSE: JNJ) today announced a definitive agreement to acquire Alios BioPharma, Inc., a privately held clinical stage biopharmaceutical company focused on developing therapies for viral diseases, for approximately $1.75 billion in cash. The acquisition will include Alios BioPharma’s portfolio of potential therapeutics for viral infections including compound AL-8176, an orally administered antiviral therapy currently in Phase 2 studies for the treatment of infants with respiratory syncytial virus (RSV).
“We are excited that this acquisition will enable us to explore treatment options for a number of viral infections, including RSV, the last of the major pediatric diseases with no available preventive therapy,” said William N. Hait, M.D., Ph.D., Global Head, Research & Development, Janssen Pharmaceutical Companies of Johnson & Johnson. “AL-8176 complements our existing early stage portfolio for RSV which aims to prevent and treat this disease, the leading cause of acute lower respiratory infection in children under the age of five.”
The closing is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The transaction is expected to close during the fourth quarter of 2014.
“Alios BioPharma’s pipeline is closely aligned with our vision to continue to address important unmet medical needs through scientific innovation,” said Johan Van Hoof, M.D., Global Head, Infectious Diseases and Vaccines, Janssen. “This acquisition will allow us to combine their innovative compounds with our vast experience in viral diseases to deliver novel medicines and treatment options for patients worldwide.”

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About Johnson & Johnson
Caring for the world one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,000 employees at more than 270 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About Janssen Pharmaceutical Companies of Johnson & Johnson
At Janssen, we are dedicated to addressing some of the most important unmet medical needs in oncology, immunology, neuroscience, infectious diseases and vaccines, and cardiovascular and metabolic diseases. Driven by our commitment to patients, we develop innovative products, services and healthcare solutions to help people throughout the world.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding the acquisition of Alios BioPharma, Inc., and development of AL-8176. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Janssen Pharmaceutical Companies and Johnson & Johnson. Risks and uncertainties include, but are not limited to: the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and certain customary closing conditions; the possibility that the transaction will not be completed; challenges inherent in new product development, including obtaining regulatory approvals; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to regulations and domestic and foreign health care reforms; and general industry conditions, including trends toward health care cost containment. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the operations and clinical work of Alios BioPharma, Inc. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, including in Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. The Janssen Pharmaceutical Companies and Johnson & Johnson do not undertake to update any forward-looking statement as a result of new information or future events or developments.

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